Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

IMMUCELL CORPORATION

IMMUCELL CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That resolutions of the Board of Directors of ImmuCell Corporation were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that said amendment be considered at the next annual meeting of the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED: That a proposal to increase the number of authorized shares of the Company’s common stock from 11,000,000 to 15,000,000 be recommended for approval by vote of stockholders in the Proxy Statement for the 2020 Annual Meeting of Stockholders.

SECOND: That thereafter, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of aforesaid amendment.

THIRD: That said amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, ImmuCell Corporation has caused this Certificate to be signed by Michael F. Brigham, its President and Secretary, this 11th day of June, 2020.

IMMUCELL CORPORATION

By:
Michael F. Brigham
President and Secretary